EXECUTION COPY

January 25, 2017

To:	Citibank, N.A. – ADR Depositary 388 Greenwich Street, 14th Floor New York, NY 10013 Attention: Depositary Receipt Department

Re:	Corsicanto II Designated Activity Company Limited – Exchangeable Senior Notes Due 2047

Ladies & Gentlemen,

References is made to the Amended and Restated Deposit Agreement, dated as of November 4, 2011, by and among Amarin Corporation plc, a company organized under the laws of England and Wales (the "Company"), Citibank, N.A., as depositary (the "Depositary"), and all Holders and Beneficial Owners of American Depositary Shares ("ADSs") issued thereunder (the "Deposit Agreement"). Terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Deposit Agreement.

Corsicanto II Designated Activity Company Limited, a limited company organized and existing under the laws of the Republic of Ireland (the "Issuer") and a wholly-owned subsidiary of the Company, has, upon the terms set forth in a series of Purchase Agreements (the "Purchase Agreements"), dated January 19, 2017, among the Company, the Issuer and the Initial Purchasers named therein (the "Initial Purchasers"), offered and sold Exchangeable Senior Notes due 2047 (CUSIP No.: 220485 AA4) and the Company’s full and unconditional guarantee thereof (the "Notes"), in the United States of America pursuant to Section 4(a)(2) under the Securities Act (the "Offer"). The terms of the Offer and the Notes are more fully described in the final Offering Memorandum, dated as of January 20, 2017, a copy of which has been circulated separately to the Depositary.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree, notwithstanding the terms of the Deposit Agreement, as follows:

1.       Deposit of Shares. The Company and the Depositary hereby agree that the ordinary shares of the Company, par value £0.50 per share (the "Shares"), underlying the ADSs and Restricted ADSs, as applicable, that may be delivered upon exchange of the Notes may be deposited with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof. The Company hereby confirms that (x) the Shares to be deposited with the Custodian upon exchange of the Notes (i) have been duly authorized and will be validly issued, fully paid and non-assessable, (ii) will rank pari passu in all respects, and will be fully fungible with the Shares then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally issued and deposited by the Company and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of stamp duty reserve tax, and (y) there are no pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon exchange of the Notes that have not been waived or exercised.

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2.       Issuance and Delivery of ADS and Restricted ADSs upon Exchange of Notes. The Company hereby instructs the Depositary to issue ADSs or Restricted ADSs, as applicable, against the deposit of Shares by or on behalf of the Company upon exchange of the Notes, subject to compliance with the terms and conditions of the Deposit Agreement, this Exchangeable Note Letter Agreement and the ADS Letter Agreement (as hereinafter defined), including without limitation, (i) the receipt by the Depositary of all applicable fees, and (ii) the fulfillment by the Company of the obligation contained in Section 5 below related to the payment of all applicable stamp duty taxes. The Depositary hereby agrees to issue ADSs or Restricted ADSs, as applicable, representing the right to receive such Shares in accordance with the Deposit Agreement upon receipt of (i) the opinions referred to in Section 6 of this Letter Agreement, and (ii) confirmation of deposit of the applicable Shares by the Company. The Restricted ADSs shall be issued in the form of Uncertificated Restricted ADSs in accordance with the terms set forth in the ADS Letter Agreement entered into on the date hereof by and between the Company and the Depositary (the “ADS Letter Agreement”).

3.       Deposit of Shares. The Company and the Depositary hereby agree that the ordinary shares of the Company, par value £0.50 per share (the "Shares"), underlying the ADSs and Restricted ADSs, as applicable, that may be delivered upon exchange of the Notes may be deposited with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof. The Company hereby confirms that (x) the Shares to be deposited with the Custodian upon exchange of the Notes (i) have been duly authorized and will be validly issued, fully paid and non-assessable, (ii) will rank pari passu in all respects, and will be fully fungible with the Shares then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally issued and deposited by the Company and will not be stripped of any rights or entitlement by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of stamp duty reserve tax, and (y) there are no pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon exchange of the Notes that have not been waived or exercised.

4.       Representations and Warranties. The Company hereby represents and warrant to the Depositary that (i) the Company will deposit Shares upon exchange of the Notes in accordance with the terms and conditions of the Notes as set forth in the Indenture, dated as of January 25, 2017, among the Company, the Issuer and Wilmington Trust, National Association, as trustee for the Notes, only after receipt from the exchanging holder of the Notes, as part of the note exchange notice, of a certification (a copy of which will be provided by the Company to the Depositary upon request) that such person is not an Affiliate of the Company, (ii) it will cause Shares to be deposited with the Custodian and shall instruct the Depositary to issue ADSs or Restricted ADSs, as applicable, upon the terms contemplated in the ADS Letter Agreement, (iii) the Shares to be deposited by the Company for the purpose of the issuance of the ADSs or Restricted ADSs, as applicable, will be validly issued, and will upon deposit be fully paid and non-assessable, and free of any preemptive rights of the holders of outstanding Shares, (iv) the Company will be duly authorized to make such deposit, and (v) the Shares deposited by the Company for the issuance of the ADSs or Restricted ADSs, as applicable, will rank pari passu with respect to the other Deposited Securities under the Deposit Agreement. Such representations and warranties shall survive the deposit of the Shares, and the issuance and delivery of ADSs or Restricted ADSs, as applicable, as contemplated in the Deposit Agreement, this Exchangeable Note Letter Agreement and the ADS Letter Agreement.

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5.       Covenants. The Company hereby covenants that (i) it will, prior to deposit of Shares upon exchange of Notes, pay or cause to be paid any and all stamp duty taxes, including SDRT, due in connection with the issuance of such Shares and the deposit of such Shares into the ADR facility established and existing under the terms of the Deposit Agreement, and (ii) it will not directly or indirectly pay any commission or other remuneration in connection with the solicitation for exchange of the Notes.

6.       Opinions. Promptly after the issuance of the Notes, as applicable, the Company shall provide the Depositary, on its own behalf or on the Issuer’s behalf, as applicable, with (i) an opinion of its English counsel reasonably satisfactory to the Depositary which addresses, among other things, that this Letter Agreement is enforceable, all consents and approvals necessary under English law for issuance and deposit of the Shares issuable upon exchange of the applicable Notes with the Custodian have been obtained, such Shares are duly authorized, and, at the time ADSs or Restricted ADSs, as applicable, are issued in respect thereof, such Shares will be validly issued, fully paid and non-assessable and any pre-emptive or other similar rights with respect thereto will have been validly waived or exercised, (ii) an opinion of its U.S. counsel which addresses, among other things, that no registration under the Securities Act of the issuance and delivery of Restricted ADSs upon exchange of the Notes upon the terms set forth herein and in the ADS Letter Agreement is required, and that, following the Resale Restriction Termination Date, the issuance and delivery of ADSs that are not Restricted ADSs upon exchange of the Notes (and the resale thereof) will not require registration under the Securities Act or will otherwise be registered in accordance with the Securities Act, to which the grant of effectiveness by the Commission of the corresponding registration statement shall be confirmed in a subsequently delivered opinion of its U.S. counsel reasonably satisfactory to the Depositary, and (iii) an opinion of its Irish counsel reasonably satisfactory to the Depositary which addresses, among other things, that all consents and approvals necessary under Irish law for the offer and sale of the Notes have been obtained and such Notes are duly authorized.

7.       Depositary Fees. The Company and the Depositary agree that the Company shall pay the Depositary a depositary fee of US$0.01 per ADS or Restricted ADS, as applicable, issued in connection with an exchange of Notes and such other fees as contemplated in the Deposit Agreement.

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8.       Fractional Shares and ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of ADSs or Restricted ADSs, as applicable, upon exchange of Notes, and the Depositary shall not be required to accept, under any circumstances (a) any fraction of a Share, nor (b) a number of Shares which upon application of the ADS- or Restricted ADS-to-Share ratio would give rise to a fraction of an ADS or Restricted ADS.

9.       F-6 Registration Statement. The Depositary and the Company hereto confirm that a signed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

10.    Indemnity. The Company acknowledges and agrees that the indemnification by the Company in favor of the Depositary, the Custodian and their respective officers, directors, employees, agents and Affiliates under Section 5.8 of the Deposit Agreement shall apply to the acceptance of Shares for deposit and the issuance and delivery of ADSs or Restricted ADSs, as applicable, in each case upon the terms set forth herein, as well as to any other acts performed or omitted by the Depositary as contemplated by this Letter Agreement or the ADS Letter Agreement.

11.    Governing Law. This Letter Agreement shall be interpreted and all rights hereunder shall be governed by the laws of the State of New York.

12.    Miscellaneous.

(a)       The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement or the ADS Letter Agreement and to effectuate the purpose and intent hereof.

(b)       This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns.

(c)       This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(d)       This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

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The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

Very truly yours, SIGNED by John F. Thero, Director, President and Chief Executive Officer for and on behalf of Amarin Corporation plc

/s/ John F. Thero

Accepted and Agreed
as of the date first written above

CITIBANK, N.A., as Depositary

By:	/s/ Keith Galfo
Name:	Keith Galfo
Title:	Vice President